UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Rule 14a-12

PENSECO FINANCIAL SERVICES CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PENSECO FINANCIAL SERVICES CORPORATION

150 North Washington Avenue

Scranton, Pennsylvania 18503

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 3, 2011

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Shareholders of Penseco Financial Services Corporation will be held at 2:00 P.M., local time, on May 3, 2011 at the Hilton Scranton and Conference Center, 100 Adams Avenue, Scranton, Pennsylvania to consider and vote on the following:

1.	The election of two directors to the Class of 2015, each to serve a four-year term and until his successor is duly elected and qualified;

2.	An advisory, non-binding vote on the compensation of our named executive officers;

3.	An advisory, non-binding vote on the frequency of future advisory votes on the compensation of our named executive officers;

4.	The ratification of the selection of McGrail, Merkel, Quinn & Associates as our independent registered public accounting firm for fiscal year 2011; and

5.	Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

NOTE: The Board of Directors is not aware of any other business to come before the Annual Meeting.

Shareholders of record of the common stock of Penseco Financial Services Corporation at the close of business on February 25, 2011 are entitled to vote at the meeting and any adjournment or postponement of the meeting. A list of shareholders entitled to vote at the Annual Meeting will be available at our offices at 150 North Washington Avenue, Scranton, Pennsylvania, for a period of five days prior to the Annual Meeting and will also be available at the Annual Meeting.

/s/ CRAIG W. BEST
Craig W. Best
President and Chief Executive Officer

April 1, 2011

Scranton, Pennsylvania

IMPORTANT: The prompt return of proxies will save us the expense of further requests for proxies in order to ensure a quorum. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States.

PENSECO FINANCIAL SERVICES CORPORATION

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is being furnished in connection with the solicitation of proxies beginning on or about April 1, 2011 by the Board of Directors of Penseco Financial Services Corporation, referred to as “we,” “Penseco” or the “Company,” which is a Pennsylvania business corporation headquartered at 150 North Washington Avenue, Scranton, Pennsylvania 18503, to be voted at our 2011 Annual Meeting of Shareholders, referred to as the “Annual Meeting.”

Penseco is the holding company for Penn Security Bank & Trust Company, or the “Bank.”

The Annual Meeting will be held at the Hilton Scranton and Conference Center, 100 Adams Avenue, Scranton, Pennsylvania on May 3, 2011 at 2:00 P.M., local time.

This proxy statement and the enclosed proxy card are being mailed to shareholders of record on or about April 1, 2011.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 3, 2011

This proxy statement, the enclosed proxy card, and our 2010 Annual Report including the Company’s 2010 audited consolidated financial statements and as filed with the U.S. Securities and Exchange Commission, or the “SEC,” are available at http://wwwcfpproxy.com/6609.

INFORMATION ABOUT VOTING

Who Can Vote at the Meeting

You are entitled to vote the shares of Penseco Financial Services Corporation common stock that you owned as of the close of business on February 25, 2011 at the Annual Meeting. As of the close of business on February 25, 2011, there were 3,276,079 shares of Company common stock outstanding.

Ownership of Shares; Attending the Meeting

You may own shares of Penseco in one of the following ways:

•	Directly, in your name as the shareholder of record;

•	Indirectly, through a broker, bank or other holder of record in “street name”; or

•	Indirectly, through the Penn Security Bank and Trust Company Employee Stock Ownership Plan, or “ESOP.”

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us or to vote in person at the Annual Meeting.

If you hold your shares in street name, your broker, bank or other holder of record is sending these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote on your behalf by filling out a voting instruction form that accompanies your proxy materials. Your broker, bank or other holder of record may allow you to provide voting instructions by telephone or by the Internet. Please see the voting instruction form provided by your broker, bank or other holder of record that accompanies this proxy statement. If you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. (For example, a recent brokerage statement or letter from your bank or broker.) If you want to vote your shares of Penseco common stock held in street name in person at the Annual Meeting, you must obtain a written proxy in your name from the broker, bank or other holder of record of your shares.

If you hold your shares in an ESOP account, you will receive a single voting instruction card for the ESOP that reflects all shares you may vote under the ESOP. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The ESOP trustee will not vote shares for which no voting instructions are received.

Quorum and Vote Required

Quorum. We will have a quorum present and will be able to conduct the business at the Annual Meeting if the holders of a majority of the shares of our common stock outstanding and entitled to vote as of the record date are present at the meeting, either in person or by proxy.

Votes Required for Proposals. At the Annual Meeting, shareholders will be asked to consider and vote on at least four proposals.

In the election of directors, you may vote in favor of all the nominees for director, withhold votes as to all nominees, or withhold votes as to specific nominees. With respect to the election of directors, shareholders have cumulative voting rights, meaning you are entitled to cast in the aggregate a number of votes equal to the number of shares owned multiplied by the number of directors to be elected, and you may cast the whole number of your votes for any one nominee, or distribute them among the nominees. Shareholders may exercise their right to cumulative voting by attaching to their proxy card instructions indicating how many votes their proxy should give to each nominee. The nominees receiving the highest number of votes up to the number of directors to be chosen shall be elected. The proxy holders named on the accompanying proxy will vote for the Board’s nominees unless the shareholder has withheld his or her vote from some or all of the nominees. The proxy holders may exercise discretionary authority to cumulate votes in the election of directors by distributing the votes they are authorized to cast among the Board’s nominees in order to elect the largest possible number of them and, to the extent possible, in order to cast the same number of votes for each Board nominee.

With respect to the advisory, non-binding vote on the compensation of our named executive officers, you may vote for or against the approval of the compensation as disclosed in this proxy statement, or abstain from voting. For this proposal, you are entitled to one vote for each share of common stock you held as of the record date. The proposal will be deemed approved if it receives the affirmative vote of a majority of votes cast at the Annual Meeting.

With respect to the advisory, non-binding vote on the frequency of future advisory votes on the compensation of our named executive officers, you may vote to hold future advisory votes every one year, two years, or every three years, or you may abstain from voting. For this proposal, you are entitled to one vote for each share of common stock you held as of the record date. The frequency which receives a majority of the votes cast at the Annual Meeting, if any, will be deemed approved.

In voting on the proposal to ratify the appointment of the independent registered public accounting firm, you may vote for the proposal, against the proposal, or abstain from voting. For this proposal, you are entitled to one vote for each share of common stock you held as of the record date. The affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the appointment of the independent registered public accounting firm.

Effect of Not Casting Your Vote. If you hold your shares in street name, it is critical that you instruct your bank or broker how to vote. Recent rule changes have further limited the ability of your bank or broker to vote your uninstructed shares on a discretionary basis. Therefore, if you hold your shares in street name and you do not instruct your bank or broker how to vote, no votes will be cast on your behalf with respect to matters that are non-discretionary (Proposals 1-3). These are referred to as “broker non-votes”. A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote for some of the proposals because the beneficial owners have not instructed the broker on how to vote on such proposals and the broker does not have discretionary authority to vote in the absence of such instructions. Brokers are entitled to vote uninstructed shares with respect to the ratification of the selection of independent registered public accountants, but brokers are not entitled to vote uninstructed shares with respect to the election of directors or the two advisory votes related to executive compensation. Broker non-votes are not considered to be “votes cast”, and will therefore have no effect on the outcome of any of the matters to be voted upon at the Annual Meeting.

How We Count Votes. If you return a valid proxy or attend the meeting in person, we will count your shares for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes, if any, also will be counted for purposes of determining the existence of a quorum.

In the election of directors, votes that are withheld will have no effect on the outcome of the election. The candidates receiving the highest number of votes up to the number of directors to be elected will be elected. In counting votes on the proposals to ratify the appointment of the Company’s independent registered public accounting firm for 2011, to approve the two advisory votes on executive compensation, and to approve any other actions properly presented at the Annual Meeting, abstentions will have no effect on the outcome of the proposal. The proposals will be approved if the votes cast in favor of the action exceed the votes cast opposing the action, unless the question is one upon which a larger or different vote is required by express provision of law or by our charter or bylaws.

Voting By Proxy

The Company’s Board of Directors is sending you this proxy statement in connection with its solicitation of proxies to request that you allow your shares of Company common stock to be represented at the Annual Meeting by the persons named on the enclosed proxy card. All shares of Company common stock represented at the Annual Meeting by properly executed and dated proxy cards will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by our Board of Directors.

The Board of Directors recommends that you vote:

•	FOR each of the nominees for director;

•	FOR the approval, on an advisory basis, of the compensation for our named executive officers;

•	ONE YEAR, on an advisory basis, for the frequency of future advisory votes on the compensation for our named executive officers; and

•	FOR the ratification of the appointment of McGrail, Merkel, Quinn & Associates as the Company’s independent registered public accounting firm for fiscal year 2011.

If any matters not described in this proxy statement are properly presented at the Annual Meeting, the persons named on the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting in order to solicit additional proxies. We do not know of any other matters to be presented at the Annual Meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy you must either advise the Secretary of the Company in writing before your common stock has been voted at the Annual Meeting, deliver a later dated proxy, or attend the meeting and vote your shares in person. Attendance at the Annual Meeting will not itself constitute revocation of your proxy.

CORPORATE GOVERNANCE

General

We periodically review, revise and adopt new corporate governance policies and procedures in pursuit of the highest standards of ethical conduct, to report results with accuracy and transparency, and to maintain full compliance with the laws, rules and regulations that govern our operations.

The Board of Directors, which is elected by the shareholders, is our ultimate decision-making body, except with respect to those matters reserved to the shareholders. The Board selects our senior management team, which is charged with the day-to-day conduct of our business. The Board acts as an advisor and counselor to senior management and ultimately monitors its performance.

Corporate Governance Guidelines

Our common stock is quoted on the OTC Bulletin Board and is not listed on The Nasdaq Stock Market LLC (“Nasdaq”) or other national securities exchange; as such, we are not subject to Nasdaq or other exchange-based corporate governance rules. However, we firmly believe that sound corporate governance is in the best interests of the Company and our stakeholders, including our shareholders and employees.

The operation and mission of the Board is embodied in our Board Guidelines on Corporate Governance, referred to as the “Guidelines,” a copy of which is posted on our website (www.pennsecurity.com). The Guidelines were adopted by the Board to serve as a framework for its oversight responsibilities. Among other matters, the Guidelines:

•	Reinforce that the mission of the Board of Directors is to represent the shareholders’ interests in our success through the Board of Director’s active oversight and monitoring of management;

•	Provide that the Board of Directors shall consist of at least a majority of “independent” directors, as determined in accordance with Nasdaq independence rules;

•

Confirm that the Board of Directors shall maintain standing committees, including an Audit Committee, Compensation and Benefits Committee, and Nominating and Corporate Governance Committee, and that each of such committees will consist solely of independent directors;

•

Provide for an annual evaluation by the Nominating and Corporate Governance Committee of the performance and procedures of the Board, with the goal of increasing the effectiveness of the Board of Directors; and

•	Provide that the independent members of the Board of Directors shall periodically conduct executive sessions without the presence of any of our employees.

Board Leadership Structure and Board’s Role in Risk Oversight

The Board of Directors of the Company has determined that the separation of the offices of Chairman of the Board and President and Chief Executive Officer enhances Board independence and oversight. Moreover, the separation of the Chairman of the Board and President and Chief Executive Officer allows the President and Chief Executive Officer to better focus on his responsibilities relating to day-to-day management of the Company, enhancing shareholder value and expanding and strengthening the Company’s franchise while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. Consistent with this determination, D. William Hume serves as Chairman of the Board of the Company and Craig W. Best serves as President and Chief Executive Officer of the Company.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. The Company faces a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputational risk. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk management oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. To do this, the Chairman of the Board meets regularly with management to discuss strategy and risks facing the Company. In addition, during 2009 a senior level officer was appointed to the newly created position of Chief Risk Officer for the Company. Senior management attends the Board meetings and is available to address any questions or concerns raised by the Board on risk management and any other matters. The Chairman of the Board and independent members of the Board work together to provide strong, independent oversight of the Company’s management and affairs through its standing committees and, when necessary, special meetings of independent directors.

Committees of the Board of Directors

The following table identifies our standing committees and their members as of December 31, 2010. The Board has determined that all members of each committee are independent in accordance with Nasdaq’s listing requirements. The Board’s Audit, Compensation and Benefits and Nominating and Corporate Governance Committees each operate under a written charter that is approved by the Board of Directors. Each committee reviews and reassesses the adequacy of its charter at least annually. The charters of all three committees are available on our website, www.pennsecurity.com.

Director	Audit Committee		Compensation and Benefits Committee		Nominating and Corporate Governance Committee
Edwin J. Butler (1)	X	*	X
Russell C. Hazelton	X
D. William Hume					X	*
James G. Keisling	X		X
P. Frank Kozik	X		X
Robert J. Mellow	X
Robert W. Naismith			X	*
James B. Nicholas					X
Emily S. Perry			X		X
Sandra C. Phillips					X
Steven L. Weinberger	X				X
Number of Meetings in 2010	7		6		9

*	Denotes Chairperson
(1)	Mr. Butler’s term will expire at the Annual Meeting, at which time he will be retiring.

Audit Committee. The Audit Committee assists the Board in undertaking and fulfilling its oversight responsibilities in connection with: reviewing the financial reports and other financial information we prepare for submission to any governmental or regulatory body or the public and monitoring the integrity of such financial reports; reviewing our systems of internal controls established for finance, accounting, legal compliance and ethics; reviewing our accounting and financial reporting processes generally and the audits of our financial statements; monitoring compliance with legal regulatory requirements; monitoring the independence and performance of our independent registered public accounting firm; and providing for effective communication between the Board, our senior and financial management and our independent registered public accounting firm.

The Board of Directors has determined that the Audit Committee does not have an “audit committee financial expert” as that term is defined in the SEC’s rules and regulations. The Company believes that Directors Butler, Hazelton, Keisling, Kozik, Mellow and Steven Weinberger, who currently comprise the Company’s audit committee, are qualified to carry out all of the duties and responsibilities imposed on the audit committee under the federal securities laws. Mr. Butler is the former Executive Vice President and Cashier of the Bank and has served as a director of the Bank since 1977. As a result of his long time Board service and employment with the Bank, Mr. Butler has developed a working knowledge of financial matters and has become familiar with public company financial reporting. Similarly, Mr. Hazelton, who has served as a director of the Bank since 1977, has also developed a familiarity with public company accounting and financial reporting matters as a result of his extensive service on the Company’s and Bank’s Board of Directors. Messrs. Kozik and Weinberger are each responsible for overseeing the day to day operations of Scranton Craftsmen, Inc. and G. Weinberger Company, respectively, and have therefore developed a strong understanding regarding corporate finance and accounting matters that enables them to assist the Company’s audit committee in fulfilling its duties and responsibilities. Mr. Keisling has experience regarding corporate finance and accounting matters through his position as the Treasurer of Northeast Architectural Products, Inc. and his prior service on the boards of other public companies, which enables him to serve as an effective member of the audit committee. In May of 2010, Mr. Mellow was also appointed to serve as a member of the Company’s audit committee. Mr. Mellow is a licensed accountant, which enables him to advise the committee on certain financial matters inherent to the Company’s business. Additionally, Mr. Mellow served on the audit committee of Old Forge Bank.

Compensation and Benefits Committee. The Compensation and Benefits Committee is responsible for: reviewing and approving compensation policies and practices for our executive officers; coordinating the Board of Director’s role in establishing performance criteria for executive officers and evaluating their performance annually; reviewing and recommending to the Board of Directors the annual salary, bonus, stock options and other benefits for our executive officers, including the President and Chief Executive Officer; and reviewing and recommending to the Board of Directors new executive compensation programs and reviewing annually the operation of our executive compensation programs to determine whether they are properly coordinated and achieving their intended purpose.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee oversees all aspects of our corporate governance functions, including recommending, for the Board of Director’s selection, nominees for director; identifying qualified individuals to become members of the Board of Directors; and assisting the Board of Directors in determining the composition of the Board of Directors and its committees.

Director Compensation

The Company’s outside directors are compensated through a combination of retainers and meeting fees. Directors who are also employees of the Company or Bank do not receive additional compensation for their service on the Board of Directors. The level and mix of director compensation are reviewed by the Compensation and Benefits Committee on a periodic basis to ensure consistency with the objectives of the Company’s overall compensation philosophy. Specifically, in reviewing the level and mix of director compensation, the committee considers third party recommendations which review peer group compensation at comparable sized institutions. The Company’s Chief Executive Officer does not provide any determinations regarding the amount or form of director compensation.

The following table sets forth information concerning the compensation received by individuals who served as non-employee directors during the year ended December 31, 2010. During 2010, directors did not receive any perquisites.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)		Total ($)
Edwin J. Butler (1)	41,300	—		41,300
Joseph G. Cesare, M.D.	30,750	—		30,750
Russell C. Hazelton	31,450	—		31,450
D. William Hume	47,400	—		47,400
James G. Keisling	41,950	—		41,950
P. Frank Kozik	34,500	—		34,500
Robert J. Mellow	30,750	—		30,750
Robert W. Naismith, Ph.D.	34,650	—		34,650
James B. Nicholas	44,400	—		44,400
Emily S. Perry	37,200	—		37,200
Sandra C. Phillips	33,950	—		33,950
Otto P. Robinson, Jr.	13,900	6,458	(2)	20,358
Jerry J. Weinberger (1)	30,050	—		30,050
Steven L. Weinberger	37,400	—		37,400

(1)	The terms of Messrs. Butler and Weinberger (J.) will expire at the Annual Meeting. Mr. Butler will be retiring. Mr. Weinberger is expected to continue his relationship with us as an advisory board member and through the provision of legal services through his firm, Nogi Appleton Weinberger & Wren P.C.
(2)	Represents a retainer received in 2010 for services as General Counsel for the Company and the Bank.

Cash Retainer and Meeting Fees for Non-Employee Directors. The following table sets forth the applicable retainers and fees that were, or will be, paid to our non-employee directors for their service on our Board of Directors during the fiscal years ending December 31, 2010 and 2011.

	2011	2010
Annual Retainer	$15,000	$15,000
Fee per Board Meeting: (1)
Regular Meeting	1,000	1,000
Special Meeting	1,000	1,000
Fee per Committee Meeting (2)	350	350

(1)	The Chairman of the Board receives a fee of $1,250 per Board meeting.
(2)	The Chairman of the Audit Committee receives a fee of $550 per Committee meeting and the Chairman of the Compensation and Benefits Committee and the Chairman of the Nominating and Governance Committee each receive a fee of $450 per Committee meeting.

Meetings of the Board of Directors

During 2010, the Board of Directors held 14 meetings. Each of the directors attended at least 75% of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he or she served.

Director Attendance at the Annual Meeting

Our Guidelines set forth our expectation that all of our directors will attend annual meetings of our shareholders. All of our director nominees and continuing directors attended our 2010 annual meeting of shareholders.

Employee Code of Ethics

To aid in its oversight of our management and employees, the Board of Directors has adopted a Code of Ethical Conduct applicable to all of our employees, including our principal executive officer and principal financial officer, and the employees of the Bank, our wholly owned subsidiary. The Code of Ethical Conduct is designed to enumerate the expectations of the Board of Directors for the conduct of our employees in carrying out our mission. The Code of Ethical Conduct requires that such individuals carry out their jobs in an honest and ethical manner, in compliance with laws, avoiding conflicts of interest, while implementing and maintaining our public communication and disclosure reporting systems. A copy of the Code of Ethical Conduct is posted on our website (www.pennsecurity.com).

In addition to the compliance reporting mechanisms set forth in the Code of Ethical Conduct, the Audit Committee of the Board has also implemented procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters, including a mechanism for the confidential, anonymous submission by our employees to a third party of concerns regarding questionable accounting or auditing matters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

No shareholder owns of record or is known by the Board of Directors to be the beneficial owner of more than 5% of our outstanding common stock.

The following table sets forth the information concerning the number of shares of Company common stock beneficially owned as of February 25, 2011 by each director or nominee for director, by the executive officers named in the Summary Compensation Table set forth elsewhere herein and by all directors, nominees for director and executive officers as a group. To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite his or her name.

Name	Amount and Nature of Beneficial Ownership (1)		Percent of Common Stock Outstanding (2)
Craig W. Best	2,825	(3)		*
Edwin J. Butler	21,712	(4)		*
Joseph G. Cesare, M.D.	139,498	(5)	4.3
Stanley H. Cohen	135	(6)		*
Richard E. Grimm	3,053	(7)		*
Russell C. Hazelton	14,876	(8)		*
D. William Hume	5,510	(9)		*
James G. Keisling	49,305	(10)	1.5
P. Frank Kozik	20,060	(11)		*
Robert J. Mellow	4,064			*
Greg D. Misterman	762	(12)		*
Robert W. Naismith	40,446	(13)	1.2
James B. Nicholas	12,339	(14)		*
Emily S. Perry	5,007	(15)		*
Sandra C. Phillips	74,460	(16)	2.3
Patrick M. Scanlon	2,744	(17)		*
Jerry J. Weinberger	31,290	(18)		*
Steven L. Weinberger	36,777	(19)	1.1
All Directors and Executive Officers as a Group (26 individuals)	536,366	(20)	16.4%

*	Less than 1% of the outstanding shares of Common Stock or less than 1% of the voting power.
(1)	The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC and may include securities owned by or for the individual’s spouse and minor children and any other relative who has the same home, as well as securities as to which the individual has, or shares, voting or investment power or has the right to acquire beneficial ownership of within 60 days after February 25, 2011. Beneficial ownership may be disclaimed as to certain of the securities.
(2)	Based on 3,276,079 shares of Company common stock outstanding and entitled to vote as of the close of business on February 25, 2011.
(3)	Includes 2,500 shares in a self-directed IRA and 324 shares allocated to Mr. Best’s ESOP account, with respect to which Mr. Best shares voting power. Does not include 2,225 shares held in a rabbi trust, over which Mr. Best has no voting or investment power.
(4)	Includes 1,449 shares in a self-directed IRA.
(5)	Includes 16,093 shares owned jointly by Mr. Cesare and his wife, 44,849 shares owned by Mr. Cesare’s wife and 76,177 shares owned by the Tedesco Corp over which Mr. Cesare’s wife has investment control.
(6)	Represents shares allocated to Mr. Cohen’s ESOP account, with respect to which Mr. Cohen shares voting power.
(7)	Includes 780 shares owned jointly by Mr. Grimm and his wife, and 2,269 shares allocated to Mr. Grimm’s ESOP account, with respect to which Mr. Grimm shares voting power.

(8)	Includes 8,724 shares owned jointly by Mr. Hazelton and his wife, 800 shares owned by Mr. Hazelton’s wife and 960 shares in a self-directed IRA.
(9)	Includes 1,989 shares owned jointly by Mr. Hume and his wife, 100 shares in a self-directed IRA owned by Mr. Hume’s wife and 3,421 shares in a self-directed IRA.
(10)	Includes 1,400 shares owned jointly by Mr. Keisling and his wife, 29,132 shares in a self-directed IRA and 18,073 shares in custodial accounts.
(11)	Includes 14,596 shares owned jointly by Mr. Kozik and his wife and 2,400 shares in a self-directed IRA.
(12)	Includes 625 shares held in a self directed IRA and 137 shares allocated to Mr. Misterman’s ESOP account, with respect to which Mr. Misterman shares voting power.
(13)	Includes 21,564 shares owned jointly by Dr. Naismith and his wife, 300 shares owned by Dr. Naismith’s wife and 18,582 shares in a self-directed IRA.
(14)	Includes 2,500 shares owned by Mr. Nicholas’s mother, for which Mr. Nicholas has power-of-attorney, 5,300 shares in a self-directed IRA, 1,000 shares owned by Mr. Nicholas’s wife and 3,539 shares held in trust accounts.
(15)	Includes 2,487 shares owned jointly by Mrs. Perry, her husband and her children and 1,070 shares in a self-directed IRA.
(16)	The shares are held in trust accounts.
(17)	Represents shares allocated to Mr. Scanlon’s ESOP account, with respect to which Mr. Scanlon shares voting power.
(18)	Includes 1,287 shares held by Mr. Weinberger’s wife and 21,824 shares held in the following companies of which Mr. Weinberger has an interest in: Harold Weinberger Inc and J Weinberger Partners.
(19)	Includes 950 shares held in a trust account, 750 shares in a self-directed IRA and 27,626 shares held in the following companies of which Mr. Weinberger has an interest in: Harold Weinberger Inc, J Weinberger Partners and G Weinberger Co.
(20)	Includes all of the 75,555 shares held in the ESOP, over which an executive officer, as plan administrator, shares voting power.

MANAGEMENT

William J. Calpin, Jr., Senior Vice President, Trust Services Division Head, age 61. Mr. Calpin has held his current position since October 2007. Prior to that he served as Senior Vice President, Trust Services management for seven years. He has ten years of service at Penn Security.

Stanley H. Cohen, Senior Vice President, Retail Banking Division Head, age 63. Mr. Cohen has held his current position since May 2007. Prior to joining Penn Security, he was Senior Vice President, Retail Banking at Interchange Bank, from January 2006 through June 2006, and First Vice President, Business Development at Kearny Federal Savings from April 2004 through December 2005.

Robert P. Heim, Senior Vice President, Operations Division Head, age 56. Mr. Heim has held his current position since October 2007. Prior to that, he served as Director of Internal Audit for 16 years. He has 35 years of service at Penn Security.

Michael L. Jake, Senior Vice President, Chief Risk Officer, age 58. Prior to the merger with Old Forge Bank, he was Chief Financial Officer at Old Forge Bank for 15 years.

Andrew A. Kettel, Jr., Executive Vice President, Private Banking Division Head, age 61. Mr. Kettel has held his current position since October 2007. From 2004 to October 2007, he served as Head of our Retail Branch Operations. He has 40 years of service at Penn Security.

Michael M. Kilroy, Senior Vice President, Human Resources Division Head, age 52. Mr. Kilroy has held his current position since October 2010. Prior to joining Penn Security, he was Executive Vice President, Human Resources, PNC Financial Services for 13 years.

Greg D. Misterman, Executive Vice President, Chief Lending Officer, Corporate Lending Division Head, age 52. Mr. Misterman has held his current position since February 2007. Prior to that, he served as Senior Vice President, Corporate Banking at Steuben Trust Company, from 2005 to January 2007, and as Vice President and Manager, Managed Assets Department, Partners Trust Company, from 2002 to 2005.

Patrick M. Scanlon, Senior Vice President, Finance Division Head and Controller, age 53. Mr. Scanlon has held his current position since February 2007. Prior to that, he served as Controller for 17 years. He has 35 years of service at Penn Security.

Lynn M. Peters Thiel, Senior Vice President, Planning & Development Division Head, age 50. Ms. Thiel has held her current position since November 2006. Prior to that, she served as Vice President & Compliance Officer for six years. She has ten years of service at Penn Security.

Karen L. Thomas, Senior Vice President, Marketing Manager, age 64. Ms. Thomas has held her current position since November 2007. Prior to joining Penn Security, she was Marketing Director at Pennstar Bank for 23 years.

James M. Tobin, Senior Vice President, Charge Card Manager, age 55. Mr. Tobin has held his current position since May 2010 and, prior to that, served as Vice President, Charge Card Manager. He has 33 years of service at Penn Security.

ITEMS TO BE VOTED ON BY SHAREHOLDERS

Proposal 1 — Election of Directors

The Company’s Board of Directors currently consists of fifteen members; however, the Board has determined to decrease the size of the Board from 15 to 13 effective immediately prior to the Annual Meeting. In order to affect this decrease, only two directors will be elected at the Annual Meeting. Edwin J. Butler, who has been with the Bank since 1971 and a director since 1977, will be retiring at the expiration of his term at the Annual Meeting. Jerry J. Weinberger, who joined the Board following the Old Forge Bank merger, will continue to be actively involved with the Company and the Bank, through participation as an advisory board member and through the provision of legal services through his firm, Nogi Appleton Weinberger & Wren P.C. The Board would like to thank Edwin J. Butler and Jerry J. Weinberger for their service to the Company and the Bank.

The Board is divided into four classes, as nearly equal in number as possible, and identified by the year in which the term of such class expires, i.e., the Class of 2011, the Class of 2012, the Class of 2013 and the Class of 2014. The Class of 2015 directors elected at this Annual Meeting will serve for four-year terms. The directors in the Classes of 2012, 2013 and 2014 will continue to serve for one year, two years and three years, respectively, in order to complete their four-year terms.

In connection with the reduction in the size of the Board of Directors, the Board of Directors has fixed the number of directors in the Class of 2015 at two and has nominated P. Frank Kozik and Steven L. Weinberger for election as the Class of 2015 directors to hold office for four-year terms to expire at the 2015 Annual Meeting of Shareholders or when their successors are duly elected and qualified. The Board’s nominees are currently members of our Board of Directors.

The Board has determined that all of the directors are independent under the Nasdaq listing standards of the Nasdaq Stock Market, except for Craig W. Best and Richard E. Grimm. In making its determination, the Board took into account the loan and deposit relationships that our directors, their family members and affiliated businesses maintain with the Bank, the provision of legal services to the Company and the Bank by Nogi Appleton Weinberger & Wren P.C., a law firm of which Jerry J. Weinberger is an owner and the President, and certain mechanical contracting services provided by G. Weinberger Company, a corporation of which Steven L. Weinberger is an owner and the President.

Unless you indicate on your proxy card that your shares should not be voted for certain nominees, the Board of Directors intends that the proxies solicited by it will be voted for the election of all of the Board’s nominees. If any nominee is unable to serve, the persons named on the proxy card would vote your shares to approve the election of any substitute proposed by the Board of Directors. Alternatively, the Board may adopt a resolution to reduce the size of the Board. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.

The Board of Directors recommends that you vote “FOR” the election of its nominees.

Information regarding the Board of Directors’ nominees, the directors continuing in office, and the directors who are stepping down as of the Annual Meeting is provided below.

Nominees for Election of Class of 2015 Directors

Name	Age	Principal Occupation for Past Five Years and Qualification to Serve as Director	Director Since	Directorship of Other Public Companies
P. Frank Kozik	71	Secretary. The Company has concluded that Mr. Kozik is qualified to serve as a director of the Company as a result of his substantial small company management experience, specifically within the region in which the Bank conducts its business, and his familiarity with the operations of the Bank. Mr. Kozik is the Chief Executive Officer of Scranton Craftsmen, Inc., a corporation dealing in iron and pre-cast concrete products located in Throop, Pennsylvania. Through his position with Scranton Craftsmen, Inc., Mr. Kozik is able to obtain insight regarding the local business and consumer environment that is valuable to the Board of Directors in its oversight of the Company’s and Bank’s operations. Mr. Kozik has also served on the Board of Directors of the Bank since 1981, which has enabled him to develop a knowledge of the operations of the Company and the Bank that is beneficial to the Company’s Board of Directors.	1981	None

Steven L. Weinberger	63	The Company has concluded that Mr. Weinberger is qualified to serve as a director of the Company as a result of his substantial small company management experience, particularly within the region in which the Bank conducts its business, and his familiarity with the operations of the Bank. Mr. Weinberger is the President of G. Weinberger Company, a mechanical contracting company located in Old Forge, Pennsylvania. Through his oversight of G. Weinberger Company, Mr. Weinberger is able to obtain insight regarding the local business and consumer environment that is valuable to the Board of Directors in its oversight of the Company’s and Bank’s operations. Mr. Weinberger has also served on the Board of Directors of the Bank since 1999, which has enabled him to develop a knowledge of the operations of the Company and the Bank that is beneficial to the Company’s Board of Directors.	1999	None

Directors Continuing in Office

Class of 2012

Name	Age	Principal Occupation for Past Five Years and Qualification to Serve as Director	Director Since	Directorship of Other Public Companies
Joseph G. Cesare, M.D. (1)	73	The Company has concluded that Dr. Cesare is qualified to serve as a director of the Company as a result of his prior experience serving on the Board of Directors of Old Forge Bank. Dr. Cesare served as a director of Old Forge Bank from 2005 until April 1, 2009, when Old Forge Bank was acquired by the Company. During this time, Dr. Cesare developed a detailed understanding of the business of Old Forge Bank and financial institutions in general that contributed to the successful integration of the operations of Old Forge Bank and the Bank and will enable him to successfully serve the Company on a going forward basis.	2009	None

Russell C. Hazelton	76	The Company has concluded that Mr. Hazelton is qualified to serve as a director of the Company as a result of his familiarity with the operations of the Bank. Mr. Hazelton has served on the Board of Directors of the Bank since 1977, which has enabled him to develop a knowledge of the operations of the Company and the Bank that is beneficial to the Company’s Board of Directors.	1977	None

Robert W. Naismith, Ph.D.	66	The Company has concluded that Dr. Naismith is qualified to serve as a director of the Company as a result of his substantial small company management experience, particularly within the region in which the Bank conducts its business, and his familiarity with the operations of the Bank. Dr. Naismith is the Chairman and Chief Executive Officer of Mentor Insight, Inc., a web based instruction and learning company located in Scranton, Pennsylvania, and also has service as Chairman and Chief Executive Officer of Roosevelt Capital Partners, LLC, an investment company located in Scranton, Pennsylvania, and as Chairman and Chief Executive Officer of Life Science Analytics, Inc., a biomedical data company. Through his oversight of these companies, Dr. Naismith is able to obtain insight regarding the local business and consumer environment that is valuable to the Board of Directors in its oversight of the Company’s and Bank’s operations. Dr. Naismith has also served on the Board of Directors of the Bank since 1988, which has enabled him to develop knowledge of the operations of the Company and the Bank that is beneficial to the Company’s Board of Directors.	1988	None

Emily S. Perry	71	The Company has concluded that Ms. Perry is qualified to serve as a director of the Company as a result of her insurance background, extensive community activities and familiarly with the operations of the Bank. Ms. Perry is a former insurance account executive which provided her with relevant experience, such as customer service and consideration of client financial needs, in an industry that complements the financial services provided by the Bank. In addition, through her participation in various community activities such as the Scranton Public Library and Arc of Northeastern Pennsylvania, Ms. Perry serves as a liaison between the Bank and the local community and provides the Board of Directors with additional opportunities to further the Company’s charitable efforts. Ms. Perry has also served on the Board of Directors of the Bank since 1983, which has enabled her to develop a knowledge of the operations of the Company and the Bank that is beneficial to the Board.	1983	None

Class of 2013

Name	Age	Principal Occupation for Past Five Years and Qualification to Serve as Director	Director Since	Directorship of Other Public Companies
Richard E. Grimm	63	Executive Vice-President and Treasurer. The Company has concluded that Mr. Grimm is qualified to serve as a director of the Company as a result of his leadership and familiarity with the operations of the Bank. Mr. Grimm has been employed by the Bank since 1979 and has served as Executive Vice President, Treasurer of the Bank since 1994. In addition, Mr. Grimm has served as the head of the Bank’s Credit Division since 2006, during which time he has been primarily responsible for managing and overseeing all matters related to the Bank’s credit quality. Mr. Grimm’s employment with the Bank and his service as a director of the Bank since 1994 has enabled him to gain experience in the financial services industry and a knowledge of the operations of the Bank that is valuable to the Company’s Board of Directors.	1994	None

James B. Nicholas	59	The Company has concluded that Mr. Nicholas is qualified to serve as a director of the Company as a result of his substantial small company management experience, particularly within the region in which the Bank conducts its business, and his familiarity with the operations of the Bank. Mr. Nicholas is the President of D.G. Nicholas Co., a wholesale auto parts company located in Scranton, Pennsylvania. Through his oversight of D.G. Nicholas Co., Mr. Nicholas is able to obtain insight regarding the local business and consumer environment that is valuable to the Board of Directors in its oversight of the Company’s and Bank’s operations. Mr. Nicholas has also served on the Board of Directors of the Bank since 1981, which has enabled him to develop a knowledge of the operations of the Company and the Bank that is beneficial to the Company’s Board of Directors.	1981	None

Sandra C. Phillips	68	The Company has concluded that Ms. Phillips is qualified to serve as a director of the Company as a result of her service on the Abington Advisory Board of the Bank, extensive community activities and familiarity with the Bank’s operations. Ms. Phillips has served on the Bank’s Abington Advisory Board, which is designed to, among other things, refer businesses and consumers to the Bank, provide feedback to the Bank in response to its marketing efforts, and assist in the recruiting of qualified individuals to fill open Bank positions, since 1984. In addition, through her participation in various community activities, such as the Parliamentary Law Club of Scranton and the Countryside Conservancy, Ms. Phillips serves as a liaison between the Bank and the local community and provides the Board of Directors with additional opportunities to further the Company’s charitable efforts. Ms. Phillips has also served on the Board of Directors of the Bank since 1994, which has enabled her to develop a knowledge of the operations of the Company and the Bank that is beneficial to the Company’s Board of Directors.	1994	None

Name	Age	Principal Occupation for Past Five Years and Qualification to Serve as Director	Director Since	Directorship of Other Public Companies
Robert J. Mellow (1)	68	The Company has concluded that Mr. Mellow is qualified to serve as a director of the Company as a result of his legislative and accounting experience as well as his prior experience serving on the Board of Directors of Old Forge Bank. Mr. Mellow has served as a Senator for the Commonwealth of Pennsylvania since 1970, which has enabled him to develop significant insight regarding legislative matters that is beneficial to the Company’s Board of Directors in light of the heavily regulated nature of the Company’s business. Mr. Mellow is a member of the Board of Directors of Blue Cross of Northeastern Pennsylvania. Mr. Mellow is also a licensed accountant, which enables him to advise the Board of Directors on certain financial matters inherent to the Company’s business. In addition, Mr. Mellow served as a director of Old Forge Bank from 1989 until April 1, 2009, when Old Forge Bank was acquired by the Company. During this time, Mr. Mellow developed a detailed understanding of the business of Old Forge Bank and financial institutions in general as a member of the Old Forge Bank audit committee that contributed to the successful integration of the operations of Old Forge Bank and the Bank and will enable him to successfully serve the Company on a going forward basis.	2009	None

Class of 2014

Name	Age	Principal Occupation for Past Five Years and Qualification to Serve as Director	Director Since	Directorship of Other Public Companies
Craig W. Best	50	The Company has concluded that Mr. Best is qualified to serve as a director of the Company as a result of his leadership and prior experience in the banking industry. Mr. Best has served as President and Chief Executive Officer of the Company and the Bank since 2006. Prior to that time, Mr. Best served as Chief Operating Officer of First Commonwealth Bank, a $6.2 billion financial services institution headquartered in Indiana, Pennsylvania, from July 2000 to December 2005. During his employment with First Commonwealth Bank, Mr. Best was responsible for overseeing the day to day operations of all lines of business and administrative functions for First Commonwealth Bank. Before serving as Chief Operating Officer of First Commonwealth Bank, Mr. Best was President of NBOC, a $1.0 billion division of First Commonwealth Bank. This collective experience, along with his. knowledge of all aspects of the Company’s and the Bank’s business through his position as President and Chief Executive Officer, uniquely qualify Mr. Best for service on the Company’s Board of Directors.	2006	None

D. William Hume	84	The Company has concluded that Mr. Hume is qualified to serve as a director of the Company as a result of his prior banking experience and familiarity with the operations of the Bank. Mr. Hume was employed by the Bank from 1980 to 1999, when he retired as Senior Vice President and Assistant Secretary, and he has served as a director since 1991. During his employment with the Bank, Mr. Hume was responsible for developing and overseeing implementation of documented procedures and controls for bank operations, which enabled him to gain experience in the financial services industry and a knowledge of the operations of the Bank that is valuable to the Company’s Board of Directors.	1991	None

Name	Age	Principal Occupation for Past Five Years and Qualification to Serve as Director	Director Since	Directorship of Other Public Companies
James G. Keisling	63	The Company has concluded that Mr. Keisling is qualified to serve as a director of the Company as a result of his substantial small company management experience, specifically in the region in which the Bank conducts its business, and previous service as a director of the Bank and other public companies. Mr. Keisling is the Treasurer of Northeast Architectural Products, Inc., a manufacturer of hardscape masonry products located in Archbald, Pennsylvania. Through his employment with Northeast Architectural Products, Inc., Mr. Keisling is able to obtain insight regarding the local business and consumer environment that is valuable to the Board of Directors in its oversight of the Company’s and Bank’s operations. Mr. Keisling has also served on the Board of Directors of the Bank since 1984, which has enabled him to develop a knowledge of the operations of the Company and the Bank that is beneficial to the Company’s Board. In addition, Mr. Keisling has served as a director of CPG International, Inc., a public company that manufactures plastic sheets products, from 2006 to 2008, and Vycom Corp., a public company that manufactures plastic sheets products, from 2006 to 2008. Through his service as a director of these companies, Mr. Keisling also provides the Company’s Board of Directors with valuable experience regarding public company oversight.	1984	None

Directors Departing the Board at the Annual Meeting

Name	Age	Principal Occupation for Past Five Years and Qualification to Serve as Director	Director Since	Directorship of Other Public Companies
Edwin J. Butler	84	The Company concluded that Mr. Butler was qualified to serve as a director of the Company as a result of his prior banking experience and familiarity with the operations of the Bank. Mr. Butler was employed by the Bank from 1971 to 1991, when he retired as Executive Vice President and Cashier of the Bank, and has served as a director of the Bank since 1977. During his employment with the Bank, Mr. Butler was responsible for managing and overseeing the Bank’s lending operations, which enabled him to gain experience in the financial services industry and a knowledge of the operations of the Bank that is valuable to the Company’s Board of Directors.	1977	None

Jerry J. Weinberger (1)	65	The Company concluded that Mr. Weinberger was qualified to serve as a director as a result of his legal experience and prior service as a director of Old Forge Bank. Mr. Weinberger is the President of Nogi, Appleton, Weinberger & Wren, P.C., a law firm in Scranton, Pennsylvania, where he specializes in commercial transactions, banking representation, and taxation. As a result of his legal background, Mr. Weinberger has developed the skills necessary to assess and counsel the Board on many of the issues facing a public company, which makes him a valuable asset to the Board. In addition, Mr. Weinberger served as a director of Old Forge Bank from 2003 until April 1, 2009, when Old Forge Bank was acquired by the Company. During this time, Mr. Weinberger developed a detailed understanding of the business of Old Forge Bank and financial institutions in general that contributed to the successful integration of the operations of Old Forge Bank and the Bank and will enable him to successfully serve the Company on a going forward basis.	2009	None

(1)	Pursuant to the Agreement and Plan of Merger, dated as of December 5, 2008, by and between the Company, the Bank and Old Forge Bank, the Company agreed to take all actions necessary to cause three former Old Forge Bank directors to be appointed to the Company’s Board of Directors. As a result, upon the Company’s acquisition of Old Forge Bank, Robert J. Mellow and Joseph G. Cesare, M.D. were elected by the Company’s shareholders to serve on the Company’s Board of Directors. Jerry J. Weinberger was appointed to the Board of Directors during the Company’s annual reorganization meeting whereby the number of board seats was expanded. The terms of the Agreement and Plan of Merger do not provide for any continuing arrangement, understanding or obligation regarding the future service of any of these individuals on the Company’s Board of Directors, but do provide for compensation in the event that any of these individuals do not serve through our 2013 annual meeting of shareholders.

Proposal 2 — Advisory Vote on Company’s Executive Compensation Program

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, referred to as the “Dodd-Frank Act,” we are asking our shareholders to vote, on an advisory basis, on the compensation of our named executive officers as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our named executive officers.

Even though this say-on-pay vote is advisory and therefore will not be binding on the Company, the Compensation and Benefits Committee and the Board value the opinions of our shareholders. Accordingly, to the extent there is a significant vote against the compensation of our named executive officers, we will consider our shareholders’ concerns and the Compensation and Benefits Committee will evaluate what actions may be necessary or appropriate to address those concerns.

Our executive compensation program is designed to attract, reward, and retain key employees, including our named executive officers, who are critical to our success. Under this program, our named executive officers are rewarded for the achievement of specific short-term and long-term goals that enhance shareholder value. Shareholders are urged to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement for greater detail about our executive compensation programs, including information about the fiscal year 2010 compensation of our named executive officers.

We are asking our shareholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by voting in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The Board unanimously recommends a vote “FOR” the adoption of an advisory, non-binding resolution approving the compensation paid to the Company’s named executive officers, as disclosure pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

Proposal 3 — Advisory Vote on the Frequency of Advisory Vote on Executive Compensation

Pursuant to the Dodd-Frank Act, we also are asking our shareholders to provide their input with regard to the frequency of future advisory votes on the compensation of our named executive officers, such as the proposal contained in Proposal 2 of this Proxy Statement. In particular, we are asking whether future advisory votes on executive compensation should occur every one year, two years or three years.

After considering this agenda item, our Board has determined that an advisory vote on the compensation of our named executive officers every one year is the most appropriate alternative for the Company. The Board’s determination was influenced by the fact that the compensation of our named executive officers is evaluated, adjusted and approved on an annual basis. As part of the annual review process, the Board believes that shareholder sentiment should be a factor that is taken into consideration by the Board and the Compensation and Benefits Committee in making decisions with respect to executive compensation. By providing an advisory vote on executive compensation on an annual basis, our shareholders will be able to provide us with direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. The executive compensation program is structured to provide a reasonable balance between both long-term and short-term performance goals that is closely aligned with our strategic plan for building a stronger and more customer-focused financial organization over time. We understand that our shareholders may have different views as to what is the best approach for us, and we look forward to hearing from our shareholders on this agenda item every year. Accordingly, our Board recommends that future advisory votes on the compensation of our named executive officers be held every one year.

The option of one year, two years or three years that receives the majority of votes cast will be the frequency of the vote on the compensation of our named executive officers that has been approved by shareholders on an advisory basis. Even though your vote is advisory and therefore will not be binding on the Company, the Board and the Compensation and Benefits Committee value the opinions of our shareholders and will carefully consider our shareholders’ vote. Nonetheless, the Board may decide in the future that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option voted by our shareholders.

The Board unanimously recommends that future advisory votes on the compensation of our named executive officers be held every ONE YEAR.

Proposal 4 — Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed McGrail, Merkel, Quinn & Associates, as our independent registered public accounting firm for 2011. McGrail, Merkel, Quinn & Associates has served as our independent registered public accounting firm for 2010. Representatives of the firm are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of McGrail, Merkel, Quinn & Associates as the Company’s independent registered public accounting firm for 2011.

Audit Fees. The following table sets forth the fees billed to us for the fiscal years ending December 31, 2010 and 2009, respectively, by McGrail, Merkel, Quinn & Associates.

	Year Ended December 31,
	2010	2009
Audit Fees (1)	$133,938	$133,839
Audit-Related Fees (2)	29,800	28,600
Tax Fees (3)	23,545	10,600
All Other Fees (4)	6,180	48,925

Total	$193,463	$221,964

(1)	Audit fees consist of fees for professional services rendered for the audit of our financial statements and review of financial statements included in our quarterly reports and services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.
(2)	Audit-related fees consist of fees for audits of employee benefit plans and student loans.
(3)	Tax fees consist of compliance fees for the preparation of the Company’s original tax returns and the final tax returns for Old Forge Bank. Tax service fees also include fees relating to other tax advice, tax consulting and tax planning.
(4)	All other fees for 2010 consist primarily of agreed procedures related to the Company’s indirect automobile loan portfolio and consulting related to the Old Forge Bank merger. All other fees for 2009 consist primarily of management services related to the Old Forge Bank merger.

Policy on Pre-Approval of Services by the Independent Registered Public Accounting Firm. The Audit Committee has adopted policies and procedures relating to the approval of audit, audit-related, tax services and other services to be performed by our independent registered public accounting firm. Pursuant to these policies, all services to be performed by our independent registered public accounting firm must be approved by the Audit Committee in advance. During the year ended December 31, 2010, all audit and non-audit services were approved, in advance, by the Audit Committee in compliance with these procedures.

REPORT OF AUDIT COMMITTEE

The Audit Committee has reviewed the Company’s audited financial statements as of and for the year ended December 31, 2010, and met separately with management and McGrail, Merkel, Quinn & Associates, independent registered public accountants, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

Management has primary responsibility for preparation of our financial statements and the overall reporting process, including our system of internal controls. The independent registered public accountants audit the annual financial statements prepared by management; express an opinion as to whether those financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company’s in conformity with accounting principles generally accepted in the United States of America; and discuss with us their independence and any other matters they are required to discuss with us or that they believe should be raised with us.

The Audit Committee has received from and discussed with McGrail, Merkel, Quinn & Associates the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee) as adopted by the Public Company Accounting Oversight Board in Rule 3600T. These items relate to the firm’s independence from the Company and its management. The Audit Committee also discussed with McGrail, Merkel, Quinn & Associates any matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 as filed with the SEC. The Audit Committee has also approved the selection of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

Members of the Audit Committee of Penseco Financial Services Corporation

Edwin J. Butler, Chairman

Russell C. Hazelton

James G. Keisling

P. Frank Kozik

Robert J. Mellow

Steven L. Weinberger

Date: April 1, 2011

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act or the Exchange Act that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the above report shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed to be incorporated by reference into any such filing.

COMPENSATION DISCUSSION AND ANALYSIS

Our Executive Compensation Program

Our executive compensation program is designed to attract, reward, and retain key employees, including our named executive officers, who are critical to our success. Under this program, our named executive officers are rewarded for the achievement of specific short-term and long-term goals that enhance shareholder value. The following highlights our approach to executive pay:

Pay for Performance: We seek to pay for superior performance, both in achieving short-term goals and continuing to build a growing and sustainable financial institution on a long-term basis.

Meaningful Portion of Executive Officer Pay Tied to Performance: Our compensation program currently relies principally on four primary elements: base compensation or salary; cash, performance-based short-term compensation; long-term incentive compensation for eligible participants pursuant to our 2008 Long-Term Incentive Plan; and employee benefits, including retirement plans and health and welfare plans. While our compensation program has the aforementioned primary elements, the cash performance-based compensation constitutes a meaningful portion of the total potential compensation for our named executive officers. In fiscal 2010, for example, approximately 65% of our Chief Executive Officer’s potential compensation (and approximately 41% of his actual compensation) was performance-based. Similarly, approximately 20% of our other named executive officers’ potential compensation (and over 7% of their actual compensation) was performance-based.

Limited all other Compensation: In line with our pay for performance philosophy, we have limited all other forms of compensation to our named executive officers.

Prudent Management of Compensation Risk: The overall balance of short-term and long-term focus, cash versus equity awards, the presence of a clawback provision in our President and Chief Executive Officer’s employment agreement (see “Employment Agreement” below), the pay for performance focus inherent in all these programs, and the careful monitoring of the executive pay program through diligent governance by the Compensation and Benefits Committee all serve to minimize the inherent risk, however minimal, in the design and administration of these programs.

Our Executive Compensation Philosophy

Our executive compensation philosophy starts from the premise that the success of Penseco Financial Services Corporation depends, in large part, on the dedication and commitment of the people we place in key operating positions to drive our business strategy. We strive to satisfy the demands of our business model by providing our senior management team of named executive officers with reasonable and meaningful incentives tied to the successful implementation of challenging performance goals; our corporate objectives. We recognize that the Company operates in a competitive environment for talent. Therefore, our approach to compensation considers the full range of executive compensation elements that enable us to pay for performance and to compare favorably with our peers as we work to attract, retain and motivate key personnel. We base our compensation decisions on the following principles:

•

Meeting the Demands of a Competitive Market for Talent – Our goal is to compensate our employees at competitive levels that position us as the employer of choice among our peers who provide similar financial services in the markets we serve.

•

Driving Superior Performance – We structure compensation around the attainment of Company-wide, business unit and individual performance goals that correlate to a positive impact to our bottom line and motivate these individuals to achieve short-term and long-term goals that enhance shareholder value.

•

Reflecting our Business Philosophy – Our approach to compensation reflects our core values and the way we do business in the communities we serve. Those core values include hard work, wise and prudent planning, respect for employees, customers or shareholders, and a close ongoing partnership with the communities that we serve.

The Compensation and Benefits Committee also takes into account corporate considerations (including internal equity and affordability), competitive practices and trends, regulatory requirements, and the skills and experience of the executive in designing the compensation programs. We believe that we can meet the objectives of our executive compensation philosophy by achieving a balance among these elements that is competitive with our industry peers and creates appropriate incentives for our management team. To achieve this balance, the Compensation and Benefits Committee of our Board of Directors has consulted with Robert Jones, an independent compensation consultant and the CEO of Innovative Compensation and Benefits Concepts Consulting, LLC, as well as reviewed survey data for peer institutions to help us benchmark our compensation program and our financial performance to our peers. See “Role of Compensation Consultant” and “Peer Group Analysis” below.

Base Compensation. The salaries of our named executive officers are reviewed at least annually to assess our competitive position and make any necessary adjustments. Our goal is to maintain salary levels for our named executive officers at a level generally consistent with the median base pay received by those in comparable positions at our better-performing peers. To further that goal, we obtain peer group information from a variety of sources. See “Peer Group Analysis” below. We also evaluate salary levels at the time of promotion or other change in responsibilities or as a result of specific commitments we make when an officer is hired. Individual performance, Company performance against pre-set objectives, and retention risk are also carefully considered as part of our annual assessment.

Cash Performance-Based Compensation. The Compensation and Benefits Committee of the Board of Directors authorizes cash incentives for our named executive officers based on the terms of our cash performance-based program which rewards the attainment of annual company-wide financial objectives at specified levels in the areas of core earnings, revenue, efficiency, growth and asset quality and individual performance relative to the specific tasks we expect an employee to accomplish during the year. Our objective is to drive superior annual performance at both the company and individual levels to the highest attainable levels by establishing thresholds tied to incentive awards. Typically targets for the Chief Executive Officer are set by the Compensation and Benefits Committee, and targets for our other named executive officers are set by the Compensation and Benefits Committee upon the recommendation of our Chief Executive Officer. Targets are typically communicated to officers during the first quarter of the year, and achievement of targets is evaluated by the Compensation and Benefits Committee after year end. In 2010, target bonuses for our named executive officers were set at twenty percent of base salary, with ten percent based on company performance and ten percent based on individual performance.

Long-Term Incentive Compensation. The Compensation and Benefits Committee authorizes equity awards under our 2008 Long-Term Incentive Plan. We believe that incentives and stock-based awards help to focus employees on the dual long-term objectives of building additional shareholder value and promoting our success, and the 2008 Long-Term Incentive Plan will help to attract, reward, and retain valued employees and directors. During 2010, however, no awards were made under this plan.

Role of the Compensation and Benefits Committee

We rely on the Compensation and Benefits Committee to develop our executive compensation program and to monitor the success of the program in achieving the objectives of our compensation philosophy. The committee, which consists of five independent directors, is also responsible for the administration of our compensation programs and policies, including the administration of our annual cash and long-term stock-based incentive programs, as well as our tax-qualified retirement plans, including our Employee Stock Ownership Plan, or “ESOP,” our 401(k) Deferred Compensation and Profit Sharing Plan, or “401(k) Plan,” and our Employee’s Pension Plan (which has been frozen since June 2008). The committee reviews and approves all compensation decisions relating to our executive officers. The compensation of our Chief Executive Officer and the other named executive officers are set by the committee. The Chief Executive Officer attends the Compensation and Benefits Committee meetings at the invitation of the committee, but does not participate in any discussions on his own compensation.

The Compensation and Benefits Committee operates under the mandate of a formal charter that establishes a framework for the fulfillment of the committee’s responsibilities. A copy of the charter of the Compensation and Benefits Committee is posted on our website (www.pennsecurity.com). The committee reviews the charter at least annually to ensure that the scope of the charter is consistent with the committee’s expected role. Under the charter, the committee is charged with general responsibility for the oversight and administration of our compensation program.

The level and mix of director compensation is reviewed by our Compensation and Benefits Committee on a periodic basis to ensure consistency with the objectives of the Company’s overall compensation philosophy. Specifically, in reviewing the level and mix of director compensation, the committee considers third party recommendations which review peer group compensation at comparable sized institutions.

Role of Compensation Consultants

Our Compensation and Benefits Committee has worked with Robert Jones, the CEO of Innovative Compensation and Benefits Concepts Consulting, LLC, an independent consultant, to help us benchmark our compensation program against our peers and to ensure that our program is consistent with prevailing best practices and current trends in our industry. We paid Mr. Jones $13,771 in the aggregate for his services during the 2010 fiscal year.

Role of Management

Our Chief Executive Officer, in conjunction with representatives of the Compensation and Benefits Committee, develops recommendations regarding the appropriate mix and level of compensation for our named executive officers. The recommendations consider the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation and Benefits Committee with considerable weight assigned to short-term and long-term performance objectives, such as earnings, revenue, asset quality, efficiency ratio, execution of long term strategic plan and growth objectives.

The Chief Executive Officer attends Compensation and Benefits Committee meetings at the invitation of the committee and attended six such meetings during the year ended December 31, 2010. During the fiscal year ended December 31, 2010, our Compensation and Benefits Committee accepted the Chief Executive Officer’s recommendations regarding the compensation of our other named executive officers as a result of individual performance, as well as Company performance based on the committee’s independent evaluation of factors relating to earnings, revenue, asset quality, efficiency ratio, execution of long term strategic plan and growth objectives. Our Chief Executive Officer does not participate in Compensation and Benefits Committee discussions relating to the determination of his compensation. The Chief Executive Officer’s performance is annually reviewed by our Compensation and Benefits Committee, which considers input from a third-party compensation consultant in preparation for the review and deciding upon the Chief Executive Officer’s compensation package.

Peer Group Analysis

A critical element of our compensation philosophy and a key driver of specific compensation decisions for our management team is the comparative analysis of our compensation mix and levels relative to a peer group of publicly-traded banks and thrifts. We firmly believe that the cornerstone of our compensation program is the maintenance of competitive compensation program relative to the companies with whom we compete for talent. In 2010, our peer group was selected with the assistance of our compensation consultant on the basis of several factors, including geographic location, size, operating characteristics, and financial performance.

Our independent consultant utilized two peer groups. As set forth in Table 1 below, the first peer group is a larger 35-company Pennsylvania peer group of organizations with approximately one-half to twice the assets of the Company. And, as set forth in Table 2 below, the second peer group consists of the eight financial institutions with approximately one-half to twice the assets of the Company and within an approximately one-hour driving radius of the Company.

Table 1: Larger State-Wide Peer Group

ABINGTON BANCORP INC	FIRST NATIONAL COMMUNITY BANCORP INC.
ACNB CORP	FOX CHASE BANCORP INC.
AMERISERV FINANCIAL INC/PA	FRANKLIN FINANCIAL SERVICES CORP.
BRYN MAWR BANK CORP.	HARLEYSVILLE SVGS FINANCIAL CORP.
CITIZENS & NORTHERN CORP.	MALVERN FEDERAL BANCORP INC.
CITIZENS FINANCIAL SERVICES INC.	MID PENN BANCORP INC.
CNB FINANCIAL CORP/PA	NORWOOD FINANCIAL CORP.
CODORUS VALLEY BANCORP	ORRSTOWN FINANCIAL SERVICES INC.
COMM BANCORP INC.	PARKVALE FINANCIAL CORP.
DIMECO INC.	PENNS WOODS BANCORP INC.
DNB FINANCIAL CORP.	PRUDENTIAL BANCORP INC OF PENNSYLVANIA
ENB FINANCIAL CORP.	QNB CORP.
ESB FINANCIAL CORP.	REPUBLIC FIRST BANCORP INC.
ESSA BANCORP, INC.	ROYAL BANCSHARES/PA
FIDELITY BANCORP INC/PA	TF FINANCIAL CORP.
FIRST CHESTER COUNTY CORP.	TOWER BANCORP INC.
FIRST KEYSTONE CORP.	VIST FINANCIAL CORP.
FIRST KEYSTONE FINANCIAL INC.

Table 2: Regional Peer Group

COMM BANCORP INC.

DIMECO INC.

ESSA BANCORP, INC.

FIDELITY D & D BANCORP INC.

FIRST KEYSTONE CORP.

FIRST NATL CMNTY BANCORP INC.

NORWOOD FINANCIAL CORP.

PEOPLES FINANCIAL SERVICES CORP.

Severance and Change in Control Benefits

We recognize that an important consideration in our ability to attract, retain and motivate key personnel is our ability to minimize the impact on our management team of the possible disruption associated with our exploration of strategic opportunities. Accordingly, we believe that it is in the best interest of the Company and its shareholders to provide our key personnel with reasonable financial arrangements in the event of termination of employment following a change in control or involuntary termination of employment for reasons other than cause so that they are able to focus fully on the merits of any potential change in control situation without undue concern for the loss of their jobs. Our Chief Executive Officer, who has an employment agreement, has a provision in his agreement that provides for certain benefits in the event of voluntary or involuntary termination following a change in control. These provisions are described in the “Other Potential Post-Termination Benefits” section below. In addition, the employment agreement contains provisions which provide for certain severance benefits in the event we terminate the Chief Executive Officer’s employment for reasons other than cause. These provisions are also described in the “Employment Agreement” section hereof along with estimates of the severance and change in control benefits provided to the Chief Executive Officer.

The named executive officers other than our Chief Executive Officer are covered by the severance policy applicable to our employees generally. That policy provides for certain severance benefits which are based on, among other things, length of service. This severance policy does not provide any different or additional benefits in the event of a change in control.

Many of the plans that we maintain and in which our named executive officers participate, including our 2008 Long-Term Incentive Plan, the Executive Deferred Compensation Plan and the Excess Benefit Plan include provisions which accelerate vesting or payment of benefits upon a change in control.

Retirement Benefits; Employee Welfare Benefits

During 2010, we offered our employees, including our named executive officers, several tax-qualified retirement plans. Our primary retirement benefit vehicles are our 401(k) Plan and our ESOP. Our ESOP allows participants to accumulate a retirement benefit in Company stock at no cost to the participants. Our Employee’s Pension Plan, a defined benefit pension plan, was previously offered but was amended in June 2008, at which time benefit accruals ceased. Certain of our named executive officers have accumulated benefits under our Employee’s Pension Plan.

We also provide our Chief Executive Officer with certain retirement benefits under an Excess Benefit Plan. This plan originally provided Mr. Best with additional benefits in excess of those accrued under Employee’s Pension Plan due to the limit on compensation contained in Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, referred to as the “Code,” and is now being administered to provide benefits in excess of those accrued under the 401(k) Plan and ESOP. We believe that this benefit is consistent with the benefits provided to similarly-situated officers of institutions in our peer group.

We also maintain an Executive Deferred Compensation Plan, under which we make contributions to certain of our named executive officers, the Deferred Compensation Plan #2, under which we will make certain contributions for Mr. Best beginning in 2011 in accordance with his employment agreement, and a Postretirement Life Insurance Plan, which is available to all employees in accordance with its terms. In addition to retirement programs, we provide our employees, including our named executive officers, with coverage under medical, dental, vision, life insurance and disability plans on terms consistent with industry practice.

Perquisites

We provide certain of our officers, including our Chief Executive Officer, with limited perquisites similar to those provided to executives employed by our peers. The perquisites are intended to further the officers’ abilities to promote the business interests of the Company in our markets and to reflect competitive practices for similarly situated officers employed by our peers. The Company provides a split-dollar term life insurance arrangement for the Chief Executive Officer (see additional discussion below under “Employment Agreement”). We have reviewed competitive norms for these elements in our local and larger peer groups to determine our competitiveness. These perquisites are not a large part of the overall compensation package, but we feel that they provide certain executive officers with additional tools to help to further the Bank’s strategic mission. The Company also maintains bank owned life insurance (BOLI) on the lives of Messrs. Scanlon, Grimm and Cohen, with split-dollar arrangements that would pay the individual’s estate $25,000 in the event that he died during his employment.

Our 2010 Compensation Program

Salary Levels and Adjustments

The base salaries paid to our named executive officers are set forth below in the Summary Compensation Table. We believe that the base salaries paid to our executive officers during 2010 achieve our executive compensation objectives, compare favorably to our peer group and are within our target of providing a base salary at the market median.

Effective January 2010, adjustments to our executive base salaries were made based on an analysis of current market pay levels of peer companies and in published surveys. In addition to the pay levels of our peer group, factors taken into account in making any changes for 2011 included the contributions made by the executive officer, the performance of the executive officer against pre-established short-term and long-term goals, the role and responsibilities of the executive officer and the relationship of the executive officer’s base pay to the base salary of our other executives. The Committee has made 2011 base salary recommendations for our named executive officers, which recommendations range from no increase to a 5% increase from 2010 base salaries.

Non-Equity Incentive Awards

Subject to the final approval of the Company’s full Board of Directors, the Compensation and Benefits Committee evaluated 2010 Company and individual performance relative to goals, determined achievement relative to targets, and authorized payment of non-equity incentive awards. The Committee determined the payout to the Chief Executive Officer. The Committee, based on recommendations of the Chief Executive Officer, determined the payouts to the other named executive officers. All payments for 2010 non-equity incentive awards were approved and paid in March 2011.

COMPENSATION AND BENEFITS COMMITTEE REPORT

The Compensation and Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis that is required by the rules established by the SEC. Based on such review and discussions, the Compensation and Benefits Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement. See “Compensation Discussion and Analysis.”

Compensation and Benefits Committee of the Board of Directors

of Penseco Financial Services Corporation

Robert W. Naismith, Ph.D., Chairman

Edwin J. Butler

James G. Keisling

P. Frank Kozik

Emily S. Perry

Date: April 1, 2011

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act or the Exchange Act that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the above report shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed to be incorporated by reference into any such filing.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information for the years ended December 31, 2010, 2009 and 2008, concerning the compensation of our principal executive officer, principal financial officer and the Company’s other three most highly compensated executive officers (or executive officers of its subsidiaries) whose compensation was $100,000 or more and who were serving as such on December 31, 2010. No named executive officers received perquisites in excess of $10,000 during the year ended December 31, 2010.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)(1)	Non-equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Craig W. Best President and Chief Executive Officer	2010 2009 2008	247,863 242,267 235,887	— 75,808 —	— — 53,310	61,817 84,573 58,800	7,138 2,056 7,093	16,114 20,434 13,800	332,932 425,138 329,748
Patrick M. Scanlon Senior Vice President and Controller	2010 2009 2008	111,018 107,778 104,599	— — —	— — —	15,895 20,000 10,608	28,073 9,045 8,734	10,033 9,474 40,785	165,019 146,297 164,726
Richard E. Grimm Executive Vice President, Credit Division Head	2010 2009 2008	183,762 180,231 176,576	— — —	— — —	12,750 20,000 11,764	67,184 31,261 34,019	24,960 23,792 97,491	288,656 255,284 319,850
Greg D. Misterman Executive Vice President, Corporate Banking Division Head	2010 2009 2008	150,449 140,354 130,536	— — —	— — —	12,665 15,680 10,965	— — —	11,519 10,493 8,642	174,663 167,553 150,143
Stanley H. Cohen Senior Vice President, Retail Division Head	2010 2009 2008	158,164 158,014 154,670	— — —	— — —	14,450 — 9,819	— — —	10,808 11,372 9,384	183,422 169,386 173,873

(1)	Reflects the grant date fair value, computed in accordance with FASB ASC Topic 718, using the Black-Scholes option-pricing model. The stock appreciation rights (or SARs) granted in 2008 are subject to vesting over five years, and the grant date fair value was computed assuming expected volatility of 22.21%, expected annual dividend yield of 4.00%, a risk-free interest rate of 3.53%, and expected term of 7.50 years. For further information, see note 17 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K.
(2)	Represents the dollar value of non-equity incentive compensation earned during the fiscal year. For 2009, Mr. Scanlon earned an initial cash bonus of $17,120 and additional cash bonus of $2,880.
(3)	Represents the aggregate change in the actuarial present value of accumulated benefits under all defined benefit and actuarial pension plans from the plan measurement date used for financial statement reporting purposes with respect to the prior completed fiscal year to the plan measurement date used for financial statement reporting purposes with respect to the covered fiscal year.

(4)	Details of the amounts reported in the “All Other Compensation” column for 2010 are provided in the table below:

	Mr. Best	Mr. Scanlon	Mr. Grimm	Mr. Misterman	Mr. Cohen
401(k) Plan-Employer Match	—	3,152	6,006	4,951	4,646
401(k) Plan-Safe Harbor Contribution	7,200	3,907	6,006	4,951	4,646
Executive Deferred Compensation Plan-Company Contribution	—	1,698	10,987	—
ESOP Contribution	2,309	1,276	1,961	1,616	1,516
Excess Benefit Plan	6,605	—	—	—	—

2010 Grants of Plan-Based Awards

The following table provides information concerning grants of plan-based awards made to our named executive officers during the year ended December 31, 2010.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
		Threshold ($)	Target ($)	Maximum ($)
Craig W. Best	March 2010	—	86,752	86,752
Patrick M. Scanlon	March 2010	—	22,203	22,203
Richard E. Grimm	March 2010	—	36,752	36,752
Greg D. Misterman	March 2010	—	30,089	30,089
Stanley H. Cohen	March 2010	—	25,632	25,632

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

We have an employment agreement with our Chief Executive Officer, Craig W. Best, which is described below under the heading, “Employment Agreement.” His employment agreement controls, and his prior employment agreement controlled, many aspects and decisions with respect to his compensation. We do not, however, have employment agreements with our other named executive officers.

Base salaries are the primary component of the compensation of our named executive officers. The salaries of our named executive officers are reviewed at least annually to assess our competitive position and make any necessary adjustments. Effective January 2010, adjustments to our executive base salaries were made based on an analysis of current market pay levels of peer companies and in published surveys.

The Compensation and Benefits Committee of the Board of Directors authorizes cash incentives for our named executive officers. Typically targets for the Chief Executive Officer are set by the Compensation and Benefits Committee, and targets for our other named executive officers are set by the Compensation and Benefits Committee upon the recommendation of our Chief Executive Officer. Targets are typically communicated to officers during the first quarter of the year, and achievement of targets is evaluated by the Compensation and Benefits Committee after year end. In 2010, target bonuses for our named executive officers were set at twenty percent of base salary, with ten percent based on company performance and ten percent based on individual performance. All payments for 2010 non-equity incentive awards were approved and paid in March 2011.

Employment Agreement

On January 3, 2011, the Company and the Bank entered into an amended and restated employment agreement with our President and Chief Executive Officer, Craig W. Best (the “Employment Agreement”).

The Employment Agreement provides for an initial annual base salary of $247,268, which is subject to annual review by the Bank’s board of directors; in the event of an across-the-board salary reduction affecting all of the Company’s management employees, the Board may decrease Mr. Best’s base salary. The Employment Agreement also provides that Mr. Best will be eligible to:

•	receive an annual cash bonus equal to a percentage of his base salary, which percentage will be determined by the Board from time to time;

•	participate in certain deferred compensation plans, including the Deferred Compensation Plan #2; and

•	participate in our long-term incentive or equity-based compensation plans.

Under the Employment Agreement, the Company agrees to purchase and maintain a term life insurance policy with a death benefit of $500,000 payable upon Mr. Best’s death. The Company also agrees to provide Mr. Best with the use of an automobile, along with reasonable insurance and maintenance costs, as well as reimbursement for country and dining club memberships and reasonable business expenses.

The Employment Agreement provides that any “excess annual incentive cash payments” and “excess long-term incentive awards” (each as defined in the Employment Agreement) paid to Mr. Best are subject to clawback provisions in the incentive plans pursuant to which the Board may request reimbursement for such payments from Mr. Best in the event that the Bank’s financial statements are the subject of a restatement that is required by applicable law.

Mr. Best’s employment is on an “at will” basis, and each of the Company, the Bank and Mr. Best may terminate the Employment Agreement on substantially the same terms as set forth in the Prior Agreement. Under the Employment Agreement, and in the event that Mr. Best’s employment is terminated without “Cause” (as defined in the Employment Agreement), the Company and the Bank are obligated to, among other things, make monthly payments to Mr. Best for two (2) years following the termination equal to the sum of 1/12th of Mr. Best’s base salary at the time of termination and 1/12th of the bonus payment that Mr. Best was then eligible to receive (each such monthly payment a “Salary Continuation Payment”); in the event that Mr. Best is terminated in connection with a Change of Control (as defined in the Employment Agreement), he will be entitled to Salary Continuation Payments for a period of three (3) years following termination. The Employment Agreement provides for adjustments to the timing of severance payments due to Mr. Best to comply with certain provisions of the Internal Revenue Code, including Section 409A thereof. Payment of severance under the Employment Agreement is in each case contingent upon Mr. Best’s execution and delivery of a release agreement to the Company and the Bank.

The Employment Agreement contains customary confidentiality and restrictive covenant provisions. For a period of 12 months following termination of employment for any reason, the executive agrees that he will not: (1) solicit customers, potential customers or suppliers for or on behalf of a competing business (as defined under the agreement); (2) recruit employees of the Bank or Company for a competing business; or (3) serve as a director, officer, employee or investor in a competing business.

In addition, Mr. Best agrees to participate in, and comply with, the Bank’s Executive Stock Ownership Guidelines (the “Guidelines”), pursuant to which he is required to own shares of the Company with a value equal to three times his base salary within four (4) years of the date of adoption of the Guidelines, which coincides with the effective date of the Employment Agreement; the Guidelines provide that, in the event that Mr. Best is not in compliance therewith at the end of the allotted four (4) year compliance period, all future bonuses payable to him will be paid in stock of the Company unless and until he becomes compliant with the Guidelines.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning equity awards outstanding as of December 31, 2010.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable) (1)	Number of Securities Underlying Unexercised Options (Unexercisable) (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Craig W. Best	8,000	2,000	$43.00	01/02/2016
	3,400	5,100	37.50	02/28/2018
					2,225	78,988

(1)	Represents outstanding stock appreciation rights. Mr. Best was awarded 10,000 stock appreciation rights, or “SARs,” on January 3, 2006, pursuant to his then-current employment agreement and a stock appreciation rights agreement. These SARs vested annually at a rate of 2,000 per year over a five year period, and became fully vested on January 3, 2011. Mr. Best was also awarded 8,500 SARs on February 29, 2008, under the 2008 Long-Term Incentive Plan. These SARs vest annually at a rate of 1,700 per year over a five year period.
(2)	On March 6, 2009, Mr. Best was awarded $75,808, which was deposited in a rabbi trust to hold 2,225 shares of our common stock, which shares are intended to represent a restricted stock award under the 2008 Long Term Incentive Plan. Such award is subject to a vesting period of five years. Market value is based on a closing price of $35.50 per share of our common stock on December 31, 2010.

Pension Benefits

The following table sets forth information concerning our plans that provide for payments or other benefits at, following, or in connection with, retirement for each of the named executive officers.

Name	Plan Name	Number of Years of Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payment During Last Fiscal Year ($) (3)
Craig W. Best	Employee’s Pension Plan	5	41,425	—
Patrick M. Scanlon	Employee’s Pension Plan	35	178,775	—
Richard E. Grimm	Employee’s Pension Plan	32	592,164	—
Greg D. Misterman	Employee’s Pension Plan	1	—	—
Stanley H. Cohen	Employee’s Pension Plan	1	—	—

(1)	Represents the number of years of service credited to the executive officer under the plan, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to the registrant’s audited financial statements for the last completed fiscal year.
(2)	Reflects the actuarial present value of the named executive officer’s accumulated benefit under the plan(s), computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to the registrant’s audited financial statements for the last completed fiscal year.
(3)	Represents the dollar amount of any payments and benefits paid to the named executive officer during the registrant’s last completed fiscal year.

The information in the foregoing table relates to our Employee’s Pension Plan, a qualified defined benefit retirement plan. As of June 2008, no further benefits are being accrued in this plan. The plan provided for fixed benefits payable for life upon retirement at the age of 65, based on length of service and compensation levels as defined in the plan. Plan assets of the trust fund are invested and administered by the Trust Department of the Bank. The information in the table has been determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. Our named executive officers participate in the Employee’s Pension Plan on the same basis as all other employees and receive only those benefits that are available to all other employees.

Non-Qualified Deferred Compensation

The following table sets forth non-qualified deferred compensation contributions during the year ended December 31, 2010.

Name	Executive Contributions in 2010 ($)	Company Contributions in 2010 ($)(1)	Aggregate Earnings in 2010 ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2010 ($)
Craig W. Best (3)	—	6,605	—	—	16,014
Craig W. Best	16,905	—	526	—	26,888
Patrick M. Scanlon	—	1,698	2,403	—	28,573
Richard E. Grimm	—	10,987	4,201	—	94,604
Greg D. Misterman	—	—	—	—	—
Stanley H. Cohen	—	—	—	—	—

(1)	Represents Company contributions under the Executive Deferred Compensation Plan, which contributions are included in “All Other Compensation” in the Summary Compensation Table set forth above.
(2)	Represents earnings on balances in the Executive Deferred Compensation Plan.
(3)	Represents Company contributions under the Excess Benefit Plan, which contributions are included in “All Other Compensation” in the Summary Compensation Table set forth above.

Excess Benefit Plan. The Bank maintains an Excess Benefit Plan for Craig W. Best, originally adopted as of January 3, 2006. This plan originally provided Mr. Best with additional benefits in excess of those accrued under Employee’s Pension Plan due to the limit on compensation contained in Section 401(a)(17) of the Code, and is now being administered to provide benefits in excess of those accrued under the 401(k) Plan and ESOP. The plan provides Mr. Best with benefits in an amount which is equivalent to the excess, if any, of the amount he would have been entitled to receive under the 401(k) Plan and ESOP if those plans were administered without regard to the limitations required by Section 401(a)(17) of the Code and any regulations thereunder, over the amount he is entitled to receive under those plans for the applicable plan year. The Excess Benefit Plan is intended to be an unfunded excess benefit plan.

The benefit described above is to be computed as of the date of Mr. Best’s separation from service. The accrued benefit will become payable if Mr. Best separates from service with the Bank for any reason. If a change in control of the Bank (as defined in the Excess Benefit Plan) occurs, the accrued benefit at the date of the change in control shall be valued and payable according to the provisions set forth below as if the change in control constituted a separation from service.

Mr. Best, or his beneficiaries, will be entitled to receive, by virtue of his separation from service, a distribution in an aggregate amount equal to his accrued benefit. The actuarial equivalent of his accrued benefit will be distributed in a single lump sum payment within five days following the date that is six months after the date Mr. Best separates from service.

If Mr. Best dies before terminating his employment with the Bank and before the commencement of payments under the Excess Benefit Plan, the actuarial equivalent of the entire value of his accrued benefit will be paid, in a single lump sum, within sixty days following the date of his death, to his designated beneficiaries.

If Mr. Best’s employment had terminated on December 31, 2010, his accrued benefit under the Excess Benefit Plan would have been $16,014.

Executive Deferred Compensation Plan. During 2008, the Company established an Executive Deferred Compensation Plan for the benefit of Mr. Best and a select group of executives, including Mr. Grimm and Mr. Scanlon, who were adversely impacted by the freezing of the Employee’s Pension Plan and establishment of the 401(k) Plan. The Executive Deferred Compensation Plan is an unfunded arrangement for the benefit of participants.

Other Potential Post-Termination Benefits

Payments Made Upon Termination for Cause. Under Mr. Best’s employment agreement, we may terminate Mr. Best’s employment for cause (as defined in the agreement) at any time. If Mr. Best is terminated for cause, Mr. Best will receive only accrued compensation and vested benefits through his termination date.

Payments Made Upon Termination Without Cause or For Good Reason. In accordance with the terms of his amended and restated employment agreement, which was entered into as of January 3, 2011, upon voluntary termination by Mr. Best without good reason (as defined in the agreement), Mr. Best will receive only accrued compensation and vested benefits through his termination date. Upon involuntary termination by the Company without cause or voluntary termination by Mr. Best with good reason (constructive termination), Mr. Best will receive his accrued compensation and other benefits through his termination date, along with a severance payment equal to 24 months of payments based upon base salary and average annual bonus, payment of health insurance premiums for 24 months (for executive and his dependents) and $30,000 in outplacement assistance to be paid by us to a firm selected by Mr. Best. If the Company terminated Mr. Best’s employment without cause on December 31, 2010 (prior to the amendment and restatement of Mr. Best’s employment agreement), the severance payment due under his employment agreement (based solely on Mr. Best’s then current cash compensation, without regard to future base salary adjustments or bonuses) would have been $287,276.

Payments Made Upon Disability or Death. Mr. Best’s employment agreement provides that, upon termination due to his death or disability, Mr. Best will receive only accrued compensation and vested benefits through his termination date.

Payments Made Upon a Change in Control. In accordance with the terms of his amended and restated employment agreement, which was entered into as of January 3, 2011, if we terminate Mr. Best without cause or Mr. Best terminates for good reason within 12 months of a change in control, he will receive, in addition to previously accrued compensation and benefits, monthly severance payments for 3 years following termination equal to the sum of 1/12th of Mr. Best’s base salary at the time of termination and 1/12th of the bonus payment that Mr. Best was then eligible to receive. In addition, the Company will pay the applicable premium otherwise payable for COBRA continuation coverage for Mr. Best, his spouse and dependents for a period of 24 months following termination. Mr. Best will immediately vest in all outstanding stock-based compensation awards upon termination in connection with a change in control.

Generally, under Section 280G of the Internal Revenue Code, severance payments made in connection with a change in control that equal or exceed three times an executive’s average annual compensation over the five preceding tax years (or period of employment, if less) are considered “excess parachute payments.” Amounts that exceed the Section 280G limit are subject to an excise tax payable by Mr. Best and are non-deductible by us. The employment agreement limits payments to Mr. Best to an amount that will not exceed his Section 280G limit under the Internal Revenue Code.

If a change in control had occurred at December 31, 2010 (prior to the amendment and restatement of Mr. Best’s employment agreement), the severance payment due to Mr. Best under his employment agreement (based solely on Mr. Best’s then current cash compensation, without regard to future base salary adjustments or bonuses)

would have been $534,912, and 2,000 unvested stock appreciation rights with a per share strike price of $43.00 and 5,100 unvested stock appreciation rights with a per share strike price of $37.50 would have become fully vested. The closing market price of the Company’s common stock on December 31, 2010 was $35.50 per share. The other named executive officers are covered by the Company’s Severance Policy which would make payments, based on length of service and base salary, for any termination without cause including change in control. If the termination had occurred at December 31, 2010 the severance due the officers would be as follows; Mr. Scanlon - $85,355, Mr. Grimm - $119,663, Mr. Misterman - $15,814, Mr. Cohen - $15,814

OTHER INFORMATION RELATING TO DIRECTORS AND EXECUTIVE OFFICERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes of ownership with the SEC. Executive officers, directors and greater than 10% shareholders are required by regulation to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of the copies of the reports we have received and written representations provided to us from the individuals required to file the reports, we believe that we have no 10% shareholders and that each of our executive officers and directors has complied with applicable reporting requirements for transactions in our common stock during the year ended December 31, 2010, except that Statements of Changes of Beneficial Ownership on Forms 4 were not timely filed for Mr. Best and Ms. Perry.

Certain Relationships and Related Transactions

The Sarbanes-Oxley Act of 2002 generally prohibits loans by public companies to its executive officers and directors, but contains a specific exemption from such prohibition for loans by financial institutions, such as the Bank, to its executive officers and directors in compliance with federal banking regulations, which require that all loans or extensions of credit to executive officers and directors of insured financial institutions be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. The Bank is therefore prohibited from making any loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit the Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee.

The Audit Committee of the Board of Directors periodically reviews a summary of our transactions with our directors and executive officers and with firms that employ directors, as well as other related person transactions, to recommend to the disinterested members of the Board of Directors that the transactions are fair, reasonable and with Company policy and should be ratified and approved. Besides including such requirement in the Audit Committee Charter, we do not maintain written policies or procedures for the review, approval or ratification of certain transactions with related persons. In accordance with banking regulations, however, the entire Board of Directors of the Bank reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans made to such person and his or her related interests exceed the greater of $25,000 or 5% of the Bank’s capital and surplus (up to a maximum of $500,000) and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors.

At December 31, 2010, certain of our directors, nominees, and executive officers or their associates had outstanding loans or commitments from the Bank. These transactions were made in the ordinary course of the Bank’s business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectability or present other unfavorable features.

Compensation and Benefits Committee Interlocks and Insider Participants

Director Edwin J. Butler, James G. Keisling, P. Frank Kozik, Robert W. Naismith and Emily S. Perry served as members of the Compensation and Benefits Committee during 2010. Except for Mr. Butler, who retired his position as Executive Vice President and Cashier of the Bank in September 1991, no member of the Compensation and Benefits Committee has ever served as an officer or employee of the Company or its subsidiaries. There are no compensation committee interlocks between the Company or its subsidiaries and any other entity involving the Company or its subsidiaries or any such entity’s executive officers or directors. The Bank has made, and expects to continue to make in the future, loans to the Company’s directors, including members of the

Compensation and Benefits Committee, and their family members and to firms, corporations and other entities in which they and their family members maintain interests. For more information, see “—Certain Relationships and Related Transactions.”

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE PROCEDURES

General

It is the policy of the Nominating and Corporate Governance Committee of the Board of Directors to consider director candidates recommended by shareholders who appear to be qualified to serve on our Board of Directors. The Nominating and Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating and Corporate Governance Committee does not perceive a need to increase the size of the Board of Directors. In order to avoid the unnecessary use of the Nominating and Corporate Governance Committee’s resources, the Nominating and Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Shareholders

A shareholder who proposes to nominate an individual for election to the Board of Directors at an Annual Meeting must deliver a written notice to the Secretary of the Company within the times frames set forth under “Submission of Business Proposals and Shareholder Nominees” which includes:

1.	The name and address of the person recommended as a director candidate;

2.	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

3.	The written consent of the person being recommended as a director candidate to be named in the proxy statement as a nominee and to serve as a director if elected;

4.	The name and address of the shareholder giving the notice, as it appears on our books;

5.	The name and address of the beneficial owner, if any, on whose behalf the nomination is being made;

6.	The class and number of shares owned beneficially and of record by such shareholder and such beneficial owner and a representation that such shareholder and beneficial owner intend to appear in person or by proxy at the meeting;

7.	If the recommending shareholder is not a shareholder of record, a statement from the record holder verifying the holdings of the shareholder and a statement from the recommending shareholder of the length of time that the shares have been held;

8.	A statement from the shareholder as to whether the shareholder has a good faith intention to continue to hold the reported shares through the date of the meeting; and

9.	A statement from the recommending shareholder supporting its view that the proposed nominee possesses the minimum qualifications for nominees (if any) and describing the contributions that the nominee would be expected to make to the Board and to the governance of Penseco.

Of those persons who are nominated by a shareholder only those nominated in accordance with these procedures shall be eligible for election as directors at the Annual Meeting.

Process for Identifying and Evaluating Nominees

The process the Nominating and Corporate Governance Committee follows when it identifies and evaluates individuals to be nominated for election to the Board of Directors is as follows:

Identification. For purposes of identifying nominees for the Board of Directors, the Nominating and Corporate Governance Committee relies on personal contacts of the committee and other members of the Board of Directors as well as its knowledge of members of the Bank’s local communities. The Nominating and Corporate Governance Committee will also consider director candidates recommended by shareholders in accordance with the policy and procedures set forth above. The Nominating and Corporate Governance Committee may use an independent search firm in identifying nominees. However, the committee did not engage an independent search firm for this purpose during the year ended December 31, 2010.

Evaluation. In evaluating potential nominees, the Nominating and Corporate Governance Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth below under the “Minimum Qualifications” section of the proxy statement. In addition, the Nominating and Corporate Governance Committee will conduct a background check and may interview the candidate. Candidates proposed by shareholders are considered under the same criteria except that the Committee may also consider the size and duration of the equity interest of the recommending shareholder in the Company and the extent to which the recommending shareholder intends to continue holding this interest.

Minimum Qualifications

The Nominating and Corporate Governance Committee has not adopted a specific set of minimum qualifications that must be met by nominees. Nominees are selected on the basis of their integrity, experience, achievements, judgment, intelligence, personal character and capacity to make independent analytical inquiries, ability and willingness to devote adequate time to Board duties, and the likelihood of being able to serve on the Board for a sustained period. In evaluating potential director nominees, the Company’s Nominating and Corporate Governance Committee will evaluate an individual’s specific qualities or skills including, but not limited to an individual’s: contributions to the range of talent, skill and expertise of the Board; financial, regulatory and business experience, knowledge of the banking and financial services industries, familiarity with the operations of public companies and ability to read and understand financial statements; familiarity with our market area and participation in and ties to local businesses and local civic, charitable and religious organizations; personal and professional integrity, honesty and reputation; ability to represent the best interests of the Company’s shareholders and the best interests of the Company and Bank; ability to devote sufficient time and energy to the performance of his or her duties; independence under applicable SEC regulations; and current equity holdings in the Company.

The Company’s Nominating and Corporate Governance Committee will also consider any other factors it deems relevant, including diversity, competition, size of the Board of Directors, and regulatory disclosure obligations. The Nominating and Corporate Governance Committed will also consider the extent to which a candidate helps the Board of Directors reflect the diversity of the Company’s shareholders, employees, customers, and communities. The Committee also considers factors such as global experience, experience as a director of a public company, and knowledge of relevant industries.

In addition, prior to nominating an existing director for re-election to the Board of Directors, the Committee will consider and review an existing director’s Board and committee performance and his or her satisfaction of any minimum qualifications established by the Committee.

SUBMISSION OF PROPOSALS AND SHAREHOLDER NOMINATIONS

We must receive proposals that shareholders seek to include in the proxy statement for our 2012 annual meeting of shareholders no later than December 2, 2011. If next year’s annual meeting is held on a date more than 30 calendar days before or after May 3, 2012, a shareholder proposal must be received by a reasonable time before we begin to print and mail our proxy solicitation for such annual meeting. Any shareholder proposals will be subject to the requirements of the proxy rules adopted by the SEC.

The Company’s bylaws provide that, in order for a shareholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a shareholder must deliver notice of such nominations and/or proposals to the Corporate Secretary not less than 60 days or more than 90 days prior to May 3, 2012. However, if the date of the Company’s annual meeting is more than 30 days before or more than 60 days after May 3, 2012, notice must be received not less than 60 days nor more than 90 days prior to the annual meeting date or no later than 15 days after public announcement of the date of the annual meeting. A copy of the bylaws may be obtained from the Company.

SHAREHOLDER COMMUNICATIONS

In order to provide our shareholders and other stakeholders with a direct and open means of communication to the Board of Directors, the Board has adopted the following procedures for communications to our Board of Directors or individual directors.

•

Shareholders and other interested persons may communicate with the Board or the non-management Directors as a group by writing to the Chairman of the Board, c/o Penseco Financial Services Corporation, 150 North Washington Avenue, Scranton, Pennsylvania 18503. The correspondence should specify the intended recipient.

•

All communications received in accordance with these procedures will be reviewed initially by the Chairman of the Board, who will relay all such communications to the appropriate director or directors unless the Chairman of the Board determines that the communication:

•	Does not relate to our business or affairs or the functioning or constitution of the Board or any of its committees;

•	Relates to routine or insignificant matters that do not warrant the attention of the Board;

•	Is an advertisement or other commercial solicitation or communication;

•	Is frivolous or offensive; or

•	Is otherwise inappropriate for delivery to directors.

The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through the Chairman of the Board and only in accordance with our policies and procedures and applicable laws and regulations relating to the disclosure of information.

MISCELLANEOUS

We will pay the cost of this proxy solicitation. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our common stock. In addition to soliciting proxies by mail, our directors, officers and regular employees may solicit proxies personally, by email or by telephone without receiving additional compensation.

Our Annual Report to Shareholders has been mailed to persons who were shareholders as of the close of business on February 25, 2011. Any shareholder who has not received a copy of the Annual Report may obtain a copy by writing to the Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated in this proxy statement by reference.

If you and others who share your address own shares in street name, your broker or other holder of record may be sending only one Annual Report and proxy statement to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a shareholder residing at such an address wishes to receive a separate Annual Report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in street name and are receiving multiple copies of our Annual Report and proxy statement, you can request householding by contacting your broker or other holder of record.

Whether or not you plan to attend the Annual Meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ CRAIG W. BEST
Craig W. Best
President and Chief Executive Officer

April 1, 2011

Scranton, Pennsylvania

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY
PENSECO FINANCIAL SERVICES CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF

DIRECTORS OF PENSECO FINANCIAL SERVICES CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

MAY 3, 2011

The shareholder(s) hereby appoint(s) Richard C. Kunkle and Michael Jake, or either of them, as proxies, each with the power of substitution, and hereby authorizes them to represent and to vote, as designated on this ballot, all of the shares of Common Stock of Penseco Financial Services Corporation that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 2:00 P.M., Eastern Time on May 3, 2011, at the Hilton Scranton and Conference Center, 100 Adams Avenue, Scranton, Pennsylvania, and any adjournment or postponement thereof.

The Board of Directors recommends a vote “FOR” the election of the listed director nominees, for “ONE YEAR” on proposal 3, and “FOR” each of the other proposals.

Please be sure to date and sign this proxy card in the box below.	Date

Sign above

			Withhold	For All
1.	Election of Directors	For	All	Except
	To elect as directors of the nominees listed below.	☐	☐	☐

Class of 2015:

01) P. Frank Kozik 02) Steven L. Weinberger

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write that nominee’s name or number on the line below. To vote cumulatively, mark “FOR” and beside the nominee’s name write the number of votes allocated to the nominee.

		For	Against	Abstain
2.	Say on Pay	☐	☐	☐
Advisory Vote on Compensation of Named Executive Officers

	One Year	Two Years	Three Years
3.	Frequency of Say on Pay			Abstain
	Frequency of future Advisory Votes on the Compensation of Named Executive Officers ☐	☐	☐	☐

4.	Ratification of Auditors	For	Against	Abstain
	The ratification of the appointment of McGrail Merkel Quinn and Associates as independent auditors for the year Ending December 31, 2011.	☐	☐	☐

This proxy is revocable prior to its exercise. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS, FOR “ONE YEAR” ON PROPOSAL 3, AND “FOR” EACH OTHER PROPOSAL. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion. This proxy confers on the proxy holder the power of cumulative voting for the election of directors and the power to vote cumulatively for less than all of the nominees listed in Proposal 1.
	PLEASE INDICATE IF YOU PLAN TO ATTEND THIS MEETING.	g		☐

¿    Detach above card, sign, date and mail in postage paid envelope provided.    ¿

PENSECO FINANCIAL SERVICES CORPORATION

PLEASE ACT PROMPTLY
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

This Proxy, when properly executed, will be voted as directed by the shareholder(s). If no such directions are made, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS, FOR “ONE YEAR” ON PROPOSAL 3, AND “FOR” EACH OTHER PROPOSAL.

This Proxy may be revoked by you at any time before it is voted at the Annual Meeting.

    Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

_____________________

_____________________

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PROXY MATERIALS ARE AVAILABLE ON-LINE AT:
http://www.cfpproxy.com/6609	6609